Wealth Engineering LLC - SC 13D

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, each of the undersigned parties hereby agree to file jointly the statement on Schedule 13D (including any amendments thereto) with respect to the Common Stock, par value $.001 per share, of Global Investor Services, Inc.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning another party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of the parties hereto.

Dated:  May 17, 2011

Wealth Engineering LLC

By:	/s/Annette Raynor
Name:	Annette Raynor
Title:	Vice President and Chief Operating Officer

/s/Mario Romano
Mario Romano

/s/ Gina Romano
Gina Romano

/s/Annette Raynor
Annette Raynor

/s/Kevin Raynor
Kevin Raynor